Exhibit 4.4
Description of the Registrant's Securities Registered Under Section 12 of the Securities Exchange Act of 1934
    The following is a description of the capital stock of Axonics Modulation Technologies, Inc. Our common stock, par value $0.0001 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended, while our preferred stock, par value $0.0001 per share, is not so registered. This description does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, each as currently in effect, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to which this Description of Capital Stock is filed as an exhibit.  References to “we,” “our,” and “us” refer to Axonics Modulation Technologies, Inc. and its consolidated subsidiaries.
Authorized Capital Stock
    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
    Our common stock is traded on the Nasdaq Global Select Market under the trading symbol “AXNX.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
    The following summarizes the rights of holders of our common stock:
Voting
    The holders of our common stock are entitled to one vote per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of our capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”).
Dividends
    Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock and subject to applicable law, dividends may be declared and paid on of our common stock when and as determined by our board of directors out of assets legally available for dividends.
    As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights
    Upon our voluntary or involuntary liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to share in all of our assets legally remaining for distribution after payment of all debt and other liabilities, subject to preferences that may be applicable to the holders of outstanding shares of preferred stock.
Redemption Rights
    There are no redemption or sinking fund provisions applicable to our common stock.
Preemptive Rights and Conversion Rights
    There are no preemptive or conversion rights applicable to our common stock.
Registration Rights
    We are party to a Fourth Amended and Restated Investors’ Rights Agreement, dated March 29, 2018, as amended on October 17, 2018, along with certain holders of our capital stock and certain of our directors (or, in some cases, entities affiliated therewith) (the “Rights Agreement”).
    The Rights Agreement grants the parties thereto certain registration rights in respect of “registrable securities” held by them, which securities include (i) shares of our common stock issued or issuable upon conversion of shares of our preferred stock, (ii) shares of our common stock issued as a dividend or other distribution with respect to the shares in the foregoing clause (i), and (iii) shares of our common stock held by Alfred E. Mann Foundation for Scientific Research as of the date of the

Rights Agreement. The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act of 1933, as amended, or the Securities Act, when the applicable registration statement is declared effective. Under the Rights Agreement, we generally are required to pay all registration expenses, other than underwriting discounts and commissions, relating to any demand, Form S-3 or piggyback registration by the holders of registrable securities, subject to certain limitations. The Rights Agreement also includes customary indemnification and procedural terms.
Demand Registration Rights
    The holders of more than 30% of the registrable securities then outstanding may request that we file a registration statement on Form S-1 registering all or a portion of their registrable securities. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 90 days, which right may not be exercised more than once during any twelve-month period. These registration rights are subject to additional conditions and limitations, including the right of the underwriters of any underwritten offering to limit the number of shares included in any such registration under certain circumstances, and our right to decline to effect such registration if the holders requesting holders propose to sell registrable securities at an aggregate price to the public of less than $10.0 million.
Form S-3 Registration Rights
    If we are eligible to file a registration statement on Form S-3, the holders of the registrable securities then outstanding have the right to request that we file additional unlimited registration statements for such holders on Form S-3. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 90 days, which right may not be exercised more than once during any twelve-month period. These registration rights are subject to additional conditions and limitations, including the right of the underwriters of any underwritten offering to limit the number of shares included in any such registration under certain circumstances, and our right to decline to effect such registration if the holders requesting holders propose to sell registrable securities at an aggregate price to the public of less than $1.0 million.
Piggyback Registration Rights
    Whenever we propose to file a registration statement, including pursuant to holders’ demand registration rights, under the Securities Act, other than with respect to a registration related to employee benefit or similar plans, conversion of debt securities, corporate reorganizations or other transactions under Rule 145 under the Securities Act, or registrations on any forms which do not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, the holders of registrable securities are entitled to notice of the registration and have the right to request that we include their registrable securities in such registration, subject to certain limitations. We and the underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.
Expiration of Registration Rights
    The registration rights under the Rights Agreement will expire upon the earlier of (i) November 2, 2023 and (ii) with respect to each holder following the closing of our initial public offering, at such time as such holder holds registrable securities constituting less than one percent of our outstanding voting stock if all of such holder’s registrable securities may immediately be sold under Rule 144 of the Securities Act during any 90-day period.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Delaware Anti-Takeover Law
    We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    In general, Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
    In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.
Certificate of Incorporation and Bylaws
    The following provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may make a change in control of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.
    Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval, subject to applicable law and the Nasdaq Marketplace Rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions, and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors (including the right to approve an acquisition or other change in our control). The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
    Election and Removal of Directors. The exact number of directors will be fixed from time to time only by a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancies in previously authorized directorships. Our board of directors consists of eight members. Our Amended and Restated Certificate of Incorporation provides that directors may be removed with or without cause and only by the affirmative vote of holders of at least 66 2/3% of our then outstanding voting stock.
    Director Vacancies. Our Amended and Restated Certificate of Incorporation authorizes only our board of directors to fill vacant directorships.
    No Cumulative Voting. Our Amended and Restated Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).
    Special Meetings of Stockholders. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of our stockholders may only be called by the Chair of the board, our Chief Executive Officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.
    Advance Notice Procedures for Director Nominations. Our Amended and Restated Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our Amended and Restated Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

    Action by Written Consent. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
    Amending Our Certificate of Incorporation and Bylaws. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding capital stock entitled to vote thereon.
    Exclusive Jurisdiction. Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of duty by any of our current or former directors or officers, or our stockholders in such capacity, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. In addition, our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the U.S. District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, in light of the decision issued by the Court of Chancery in Sciabacucchi v. Salzberg, C.A. No. 2017-0931-JTL, invalidating provisions in the certificates of incorporation of Delaware corporations that purport to limit to federal court the forum in which a stockholder may bring a claim under the Securities Act, we do not currently intend to enforce the foregoing federal forum selection provision unless the Sciabacucchi decision is appealed and the Delaware Supreme Court reverses the Chancery Court’s decision. If the decision is not appealed or if the Delaware Supreme Court affirms the Chancery Court’s decision, then we will seek approval by our stockholders to amend our Amended and Restated Certificate of Incorporation at our next regularly scheduled annual meeting of stockholders to remove the federal forum selection provision.
Conflicts of Interest
    Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Amended and Restated Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees. Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, no director who is not employed by us or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Amended and Restated Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Amended and Restated Certificate of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification Matters
    Our Amended and Restated Certificate of Incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for any of the following: (i) breach of the director’s duty of loyalty to us or our stockholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) a transaction from which the director derives an improper personal benefit.
    Our Amended and Restated Bylaws provide that we must indemnify our directors and other officers, and may indemnify our employees or agents, to the maximum extent permitted by Section 145 of the DGCL.
    We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions in our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
    The limitation of liability and indemnification provisions set forth in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. To the extent we pay the costs of settlement or a damage award against any director or officer pursuant to these indemnification provisions, our stockholders’ investment may be harmed.
    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.